UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 25, 2008 (March 25, 2008)

XFONE, INC.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation or organization)

Commission File No. 001-32521

11-3618510
(I.R.S. Employer Identification Number)

2506 Lakeland Drive, Suite 100
Flowood, MS  39232
(Address of principal executive offices) (Zip Code)

601-983-3800
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01                      Other Events.

On March 25, 2008, Story Telecom Limited (“Story Telecom UK”), the majority-owned U.K. based subsidiary of Xfone, Inc. (“Xfone” or the “Registrant”), settled the previously disclosed legal proceeding in the U.K. initiated by Nir Davison, Story Telecom UK’s former Managing Director.

In connection with the settlement, Xfone purchased the shares of common stock of Story Telecom, Inc., the parent company of Story Telecom UK ("Story Telecom US"), owned by Mr. Davison and owned by Trecastle Holdings Limited, a company owned and controlled by Mr. Davison (“Trecastle”), which increased Xfone’s ownership interest in Story Telecom US from 69.6% to 100%.  As a result, Story Telecom US became a wholly owned subsidiary of Xfone.

Background

On May 10, 2006, Xfone, Story Telecom US, Story Telecom UK, Story Telecom (Ireland) Limited (“Story Telecom IR”), Nir Davison, and Trecastle, entered into a Stock Purchase Agreement, pursuant to which Xfone increased its ownership interest in Story Telecom US from 39.2% to 69.6% in a cash transaction valued at $1,200,000. Story Telecom US, a telecommunication service provider, operated in the United Kingdom through its two wholly owned subsidiaries, Story Telecom UK and Story Telecom IR (which was dissolved on February 23, 2007). Story Telecom operates as a division of Xfone’s operations in the United Kingdom.

The stock purchase pursuant to the Stock Purchase Agreement was completed on May 16, 2006. Nir Davison remained as Managing Director of the division following the completion of the stock purchase.  On July 12, 2007, Story Telecom UK notified Mr. Davison that it was terminating his employment, effective as of September 10, 2007. On July 25, 2007, the Registrant received notification of a claim filed on July 23, 2007 by Mr. Davison with the United Kingdom Employment Tribunals against Story Telecom UK, alleging wrongful termination of his employment as Managing Director. The claim did not seek any specific damages. On August 21, 2007, the Registrant responded to the United Kingdom Employment Tribunal by rejecting Mr. Davison's claim.

Settlement and Sale of Shares

On March 25, 2008, Story Telecom US, Story Telecom UK, Xfone, Nir Davison and Trecastle entered into a Compromise Agreement (the “Compromise Agreement”). (Story Telecom US, Story Telecom UK, and Xfone, together with their associated companies are collectively referred to in the Compromise Agreement and this Current Report on Form 8-K as the Xfone Group.)  Pursuant to the Compromise Agreement, the Xfone Group and Mr. Davison settled all claims which Mr. Davison had or may have had against the Xfone Group and any of their respective present or former directors, officers, shareholders, employees or workers (excluding Mr. Davison and Trecastle) arising out of Mr. Davison’s employment or its termination, his status as a director of any company in the Xfone Group, his rights as a shareholder, stockholder or option holder of any company in the Xfone Group, and any other claims of whatsoever nature, howsoever and wherever arising, which he may have had, whether or not any such claims existed or were known to or contemplated by the parties or recognized by law at the date of the Compromise Agreement.  Additionally, Trecastle and the Xfone Group settled any claims of whatsoever nature and wherever arising which Trecastle may have had against the Xfone Group and any of their respective present or former directors, officers, shareholders, employees or workers (excluding Mr. Davison and Trecastle) whether arising out of Trecastle’s rights as a stockholder of any company in the Xfone Group, whether or not such claims existed or were known to or contemplated by the parties or recognized by law at the date of the Compromise Agreement.

As part of the settlement, Story Telecom UK agreed to pay Mr. Davison £30,000 ($59,787) as compensation for loss of employment, which payment was made without admission of liability.  In addition, Mr. Davison agreed to file a Withdrawal of Claim with the United Kingdom Employment Tribunal no later than March 26, 2008.

In connection with the Compromise Agreement, Nir Davison, Trecastle and Xfone entered into a Securities Purchase Agreement (the “SPA”) on the same date, pursuant to which Mr. Davison and Trecastle agreed to sell to Xfone, and Xfone agreed to purchase from each of Mr. Davison and Trecastle, the shares of common stock of Story Telecom US that each party owned, respectively, for an aggregate purchase price of £270,000 ($538,083).  Upon acquisition of the shares of common stock of Story Telecom from Mr. Davison and Trecastle, Story Telecom US became a wholly owned subsidiary of Xfone.

The SPA also contains non-competition and non-solicitation provisions, which bind Mr. Davison for a period of two years from the closing of the sale of the shares.

The foregoing summary of the agreements and transactions described above is qualified in its entirety by reference to the definitive transaction documents, copies of which are attached as Exhibits 10.123 and 10.124 to this Current Report on Form 8-K.

Item 9.01                      Financial Statements and Exhibits

(a)           Not applicable.
(b)           Not applicable.
(c)           Not applicable.
(d)           None.

Exhibit No.	Description
10.123	Compromise Agreement dated March 25, 2008, between Xfone, Inc., Story Telecom, Inc., Story Telecom Limited, Trecastle Holdings Limited and Nir Davison.
10.124	Securities Purchase Agreement dated March 25, 2008, between Xfone, Inc., Trecastle Holdings Limited and Nir Davison.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Xfone, Inc.

Date: March 25, 2008	By:	/s/ Guy Nissenson
Guy Nissenson
President, Chief Executive Officer and Director

INDEX TO EXHIBITS

Exhibit No.	Description
10.123	Compromise Agreement dated March 25, 2008, between Xfone, Inc., Story Telecom, Inc., Story Telecom Limited, Trecastle Holdings Limited and Nir Davison.
10.124	Securities Purchase Agreement dated March 25, 2008, between Xfone, Inc., Trecastle Holdings Limited and Nir Davison.